Exhibit 99.1

MFS Special Value Trust Announces Revisions to Investment Objective and Strategies

BOSTON (December 21, 2007) – The Board of Trustees of MFS Special Value Trust (NYSE: MFV) has approved changes to the investment objective and policies of the fund. Effective December 21, 2007, MFV’s current investment objective of seeking “an annual distribution rate of 10% while seeking opportunities for capital appreciation” will be revised to provide that MFV will seek “high current income but may also consider capital appreciation.” MFV’s principal investment strategies are described below.

Significant items to note in connection with the changes include:

•	MFV will continue to seek to make a monthly distribution at a fixed rate of up to 10% per year.

•	Percentage limitations on certain types of investments have been eliminated to allow the portfolio manager more flexibility to invest in appropriate securities.

•	The fund normally invests primarily in debt instruments and may invest up to 100% of its assets in lower quality debt instruments.

•	Certain limitations on the fund’s ability to invest in derivatives have been removed.

MFV’s principal investment strategies, as revised effective December 21, 2007, are described below:

Principal Investment Strategies

MFS normally invests the fund’s assets primarily in debt instruments. MFS normally invests the fund’s assets in U.S. Government securities, foreign government securities, mortgage backed and other asset-backed securities of U.S. and foreign issuers, corporate bonds of U.S. and foreign issuers, debt instruments of issuers located in emerging market countries, and equity securities. MFS allocates the fund’s assets across these categories with a view toward broad diversification across and within these categories. MFS may invest up to 100% of the fund’s assets in lower quality debt instruments, including those that are in default.

MFS may invest the fund’s assets in foreign securities, including emerging market securities.

The fund seeks to make a monthly distribution at an annual fixed rate of up to 10% of the fund’s average monthly net asset value.

MFS may invest the fund’s assets in mortgage dollar rolls.

MFS may use derivatives for different purposes, including to earn income and enhance returns, to increase or decrease exposure to a particular market, to manage or adjust the risk profile of the fund, or as alternatives to direct investments.

MFS uses a bottom-up investment approach in buying and selling investments for the fund. Investments are selected primarily based on fundamental analysis of instruments and their issuers in light of current market, economic, political, and regulatory conditions. Factors considered may include the instrument’s credit quality, collateral characteristics, and indenture provisions, and the issuer’s management ability, capital structure, leverage, and ability to meet its current obligations. Quantitative analysis of the structure of the instrument and its features may also be considered.

MFS Special Value Trust is advised by MFS Investment Management. MFS manages $204 billion in assets on behalf of more than 5 million individual and institutional investors worldwide as of September 30, 2007. The company traces its origins to 1924 and the creation of America’s first mutual fund.

###

This announcement is not a prospectus, circular or representation intended for use in the purchase or sale of Trust shares. Shares of the Trust are not FDIC-insured and are not deposits or other obligations of, or guaranteed by, any bank. Shares of the Trust involve investment risk, including possible loss of principal. For more complete information about the Trust, including risks, charges, and expenses, please see the Trust’s annual and semi annual shareholder report or contact your financial adviser.

The Trust is a closed-end investment product. Shares of the Trust are only available for purchase/sale on the NYSE at the current market price. Shares may trade at a discount to NAV.

MFS Fund Distributors, Inc.

500 Boylston St., Boston, MA 02109

12872.1

Contacts:

Computershare Shareholders Services:

Shareholders (account information, quotes): 800-637-2304

MFS Investment Management:

Shareholders or Advisors (investment product information):

Jed Koenigsberg, 617-954-5697

Media Only:

John Reilly, 617-954-5305, or Dan Flaherty, 617-954-4256